EXHIBIT 99.1

KELLY SERVICES, INC
1999 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

Section I — Purposes

     The purposes of this 1999 Non-Employee Directors Stock Option plan are to assist the Company in attracting and retaining individuals of exceptional ability to serve as its directors and to more closely align their interests with those of the Company’s shareholders.

Section 2 — Certain Definitions

     The following terms have the following respective meanings under the Plan:

     “Affiliated Entity” means any corporation, partnership, or other business enterprise in which the Company directly or indirectly has a significant equity interest under generally accepted accounting principles.

     “Board” means the Board of Directors of the Company.

     “Company” means Kelly Services, Inc.

     “Fair Market Value” means, for any given date: (i) if the Shares are then listed for trading on one or more national securities exchanges (including for this purpose the NASDAQ “National Market”), the average of the high and low sale prices for a Share on the principal such exchange on the date in question (or, if no Share traded on such exchange on such date, the next preceding date on which such trading occurred); (ii) if (i) is then inapplicable but bid and asked prices for Shares are quoted through NASDAQ, the average of the highest bid and lowest asked prices so quoted for a Share on the date in question (or, if no prices for Shares were quoted on that date, the next preceding date on which they were quoted); and (iii) if both (i) and (ii) are inapplicable, the fair market value of a Share on the date in question as determined in good faith by the Board.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “NASDAQ” means the National Association of Securities Dealers, Inc. Automated Quotation System.

     “Non-Employee Director” means a member of the Board who is not an employee of the Company or any Affiliated Entity.

     “Option” means an option to purchase Shares granted under the Plan.

     “Plan” means this 1999 Non-Employee Directors Stock Option Plan.

     “Rule 16b-3” means Securities and Exchange Commission Rule 16b-3 (or any successor rule or regulation), as in effect and applicable to the Company at a given time.

     “Shares” means shares of the Company’s Class A common stock, par value $1.00 per share, or such other securities or other property as may become subject to an Option pursuant to an adjustment made under Section 6 hereof.

Section 3 — Administration

     3.1 The Plan shall be administered by the Board, which shall have full power and authority to prescribe and amend the forms of option agreements, notices, and all other documents or instruments required under or determined by the Board to be advisable with respect to the Plan, to establish, revise, suspend, and waive such rules and procedures and appoint such agents as it deems appropriate for the administration or operation of the Plan, to construe and interpret the Plan, any option agreement, and any other instrument or document relating to the plan or any Option, to decide any question and settle any dispute which may arise in connection with the Plan or any Option, and to make any other determination, and take any other action that the Board deems necessary or desirable for the administration or operation of the Plan. All interpretations, determinations, or other decisions of the Board concerning the Plan or any Option shall be conclusive and binding upon all interested parties.

     3.2 Notwithstanding the foregoing or any other provision of the Plan to the contrary, however, it being the intention that all Options shall satisfy all then applicable criteria under Rule 16b-3, the Board shall have no authority or discretion at any time to make any determination or take any other action which would cause any Option then outstanding or which thereafter may be granted to fail to meet such criteria.

Section 4 — Eligibility

     The only persons who shall be granted Options are those individuals who at time of grant are Non-Employee Directors.

Section 5 — Available Shares

     Subject to adjustment as provided in Section 7, the aggregate maximum number of Shares available for settlement of Options is 100,000, which Shares may be either authorized and issued Shares acquired by the Company and held in its treasury (“treasury shares”) or authorized and unissued Shares. There shall be reserved at all times for issuance under the Plan a number of Shares equal to the aggregate maximum number of Shares that may be issued in settlement of Options then outstanding and which thereafter may be granted under the Plan, less the number of treasury shares then reserved for Options. If an Option terminates or expires for any reason without having been exercised in full, the Shares subject to the Option immediately prior to such expiration or termination shall again become available for grants under the Plan.

Section 6 — Option Terms

     6.1 Each Option shall be evidenced by a written option agreement in form approved by the Board, which agreement shall identify the Option as one granted under the Plan, the name of the grantee, and the date of grant, set forth the number of Shares subject to the Option, the exercise price per Share (which shall be the Fair Market Value of a Share on the grant date, or higher), and, either expressly or by reference to the Plan, the other terms and conditions of the Option; provided that, in the event of any inconsistency between the Plan and the agreement, the terms of the Plan shall govern.

     6.2 The number of Shares subject to an Option, the time at which the Option or any portion thereof first becomes exercisable (which may be the date of grant) and the latest date on which the Option may be exercised (the “expiration date”) shall be as specified at the time of grant; provided, however, that the expiration date of an Option shall be no later than ten (10) years after the date of grant. Each Option shall terminate in its entirety at the earlier of (i) the third anniversary of the date on which the grantee ceased to be a Company director; (ii) the date on which written notice of termination of the Option is given to the former director or such later date as is specified in that notice; or (iii) the expiration date of the Option. Each Option shall be non-transferable except by will or the laws of descent and distribution, and during the lifetime of the grantee may be exercised only by the grantee.

     6.3 To the extent then exercisable, an Option may be exercised, in whole or in part, by delivery to the Secretary of the Company (or any such other Company officers or employees as the Board from time to time may designate) of a written notice of exercise in form acceptable to the Board and payment in full in cash of the aggregate exercise price for the number of shares for which the Option is being exercised; provided, however, an Option may not be exercised in whole or in part during the thirty (30) day period following the date the grantee ceases to be a Company director.

Section 7 — Adjustments

     In the event of a reorganization or recapitalization, merger, consolidation or similar transaction involving the Company, a stock-on-stock dividend or split, spin-off, reverse split or combination of the Company’s Class A common stock, a rights offering, or any other change in the corporate or capital structure of the Company affecting the Class A Common Stock, the Board shall make such adjustments as it may deem appropriate in the number and kind of shares which thereafter may be made subject to Options and in the numbers and kind of shares covered by outstanding Options and the per share exercise price of such Options. In the event of a merger, consolidation, or combination in which the consideration issued with respect to Shares is a combination of different types of property, the Board may designate the property or combination of property to be received upon the exercise of each such outstanding Option.

Section 8 — Miscellaneous

     8.1 The Board may at any time and from time to time amend, modify, suspend or terminate the Plan, with or without the approval of shareholders of the Company, except that: (i) no amendment or modification of the Plan shall be effective without shareholder approval at any time at which such approval is required, either by the applicable rules of any securities exchange (including the NASDAQ National Market) on which Company stock is then principally traded, or by Rule 16b-3; and (ii) none of the foregoing actions by the Board shall adversely affect any then outstanding Option without the holder’s consent.

     8.2 The Plan has been adopted by the Board subject to shareholder approval by the holders of the Company’s Class B common stock. All Options granted prior to such shareholder approval shall be subject to such approval.

     8.3 If at any time the Board shall determine that the listing, registration, or qualification of any Shares upon any national securities exchange or under any federal, state, local or foreign law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance or delivery of Shares pursuant to the Plan, then, notwithstanding any other provision of the Plan to the contrary, no Shares shall be issued or delivered unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Board.

     8.4 Neither the grantee of an Option, nor any other person to whom the Option or the grantee’s rights thereunder may pass, shall be, or have any rights or privileges of, a holder of Shares in respect of any Shares subject to such Option, unless and until it has been duly exercised and certificates representing such Shares have been issued in the name of such grantee or other person.

     8.5 The Company shall have the right to require the holder of an Option to make payments in cash upon the exercise of the Option, in connection with any obligation of the Company to withhold taxes upon such exercise. Any such required payment shall be a condition precedent to settlement of such Option.

     8.6 The Plan and all actions taken under it shall be governed by the internal laws of the State of Delaware.